Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2014, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Egalet Corporation, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of aforementioned report.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 1, 2014